EXHIBIT 99.1
(Logo)		Cleco Corporation
2030 Donahue Ferry Road
PO Box 5000
Pineville, LA 71361-5000
Tel 318-484-7400
NEWS RELEASE
Investor Contacts:	Analyst Inquiries:	Media Contact:
Cleco Corporation:	Dresner Companies	Cleco Corporation
Kathleen F. Nolen	Kristine Walczak	Michael Burns
(318) 484-7687	(312) 780-7205	(318) 484-7663
Rodney J. Hamilton
(318) 484-7593
For Immediate Release

Cleco Corp. signs letter of intent to sell Perryville plant

PERRYVILLE, La., May 5, 2003 - Cleco Corp. (NYSE, PCX: CNL) announced today it has signed a letter of intent to sell its 725-megawatt power plant in Perryville, La., to an Entergy subsidiary.

The letter of intent was signed May 2 for Cleco's wholly owned subsidiary, Perryville Energy Partners LLC (PEP), to sell the plant. PEP owns the natural gas-fired plant, which consists of a combined-cycle unit and a simple-cycle unit. PEP was a successful bidder in Entergy's fall 2002 request for proposals to supply power.

"We're pleased by the success of our bid and the progress of talks concerning the sale of our Perryville plant. While there are a number of issues that need to be settled, we believe the transaction can be completed before year-end," Cleco President and CEO David Eppler said.

The sale is contingent upon execution of a definitive purchase agreement, obtaining necessary approvals from state and federal regulators, completion of a due diligence review by Entergy, and the settlement of various project-related contracts.  In addition, an agreement was signed terminating a 20-year tolling agreement for PEP upon completion of the sale to Entergy.

"Assuming everything is finalized as expected, we intend to use the proceeds from these transactions to pay down debt at the corporation," Eppler said. "Completion of the sale reinforces our balance sheet, and it will significantly diminish exposure to the less stable wholesale energy business.

"We project the transactions will generate positive cash flow of between $50 million and $60 million and will reduce our projected 2003 earnings by approximately $0.10 per share."

Cleco Corporation is an energy services company headquartered in Pineville, La.  It operates a regulated electric utility that serves more than 260,000 customers across Louisiana.  Cleco also operates a nonregulated midstream energy business that has approximately 2,100 megawatts of generating capacity.  For more information about Cleco, visit www.cleco.com.

Please note:  This news release contains forward-looking statements about future results and circumstances with respect to which there are many risks and uncertainties, including the weather and other natural phenomena, state and federal legislative and regulatory initiatives, the timing and extent of changes in commodity prices and interest rates, the operating performance of Cleco Power's and Midstream's facilities, the financial condition of the Company's tolling agreement counterparties, the performance of the tolling agreements by such counterparties, and the other risks and uncertainties more fully described in the Company's latest Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.  Actual results may differ materially from those indicated in such forward-looking statements.

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